UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                       CHINA RESOURCES DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:


________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________

                                      [LOGO]

                       -----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held October 12, 2000

To the Shareholders:

         Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of CHINA RESOURCES DEVELOPMENT, INC. (the "Company"), will be held at the offices of the Company at 5020 Binhe Road, Fu Tian District, Shenzhen Province, People's Republic of China, on October 12, 2000, at 2:30 p.m., local time, for the following purposes:

         1. To consider and ratify the issuance of 244,897 shares of the Company's Common Stock;

         2. To consider and vote upon an amendment to the Company's Amended and Restated 1995 Stock Option Plan to modify the pricing procedure for the exercise of nonqualified stock options and to eliminate the requirement of shareholder approval for any modification of the Plan that would materially increase the benefits accruing to participants in the Plan;

         3. To elect directors in Class I;

         4. To consider and vote upon the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2000; and

         5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         Shareholders of record at the close of business on September 14, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's annual report on Form 10-K for the year ended December 31, 1999, is enclosed for your convenience.

         Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

                                      By Order of the Board of Directors,


                                      /s/ Edward Wong
                                      -----------------------------------
                                      Wong Wah On
                                      Corporate Secretary

October 2, 2000

                        CHINA RESOURCES DEVELOPMENT, INC.
                             Room 2105, West Tower,
                                 Shun Tak Centre
                        168 - 200 Connaught Road Central
                              Sheung Wan, Hong Kong

                       ----------------------------------


                      PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON OCTOBER 12, 2000

         This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of China Resources Development, Inc., a Nevada corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), and from the holder of the Company's outstanding shares of Series B preferred stock (the "Preferred Stock"), for the Annual Meeting of Shareholders to be held October 12, 2000, for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. This proxy statement is first being mailed to shareholders of the Company on or about October 2, 2000.

                              VOTING AT THE MEETING

         At the close of business on September 14, 2000, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 837,797 shares of Common Stock and 320,000 shares of Preferred Stock. All of the outstanding shares of Common Stock and Preferred Stock are entitled to vote on all matters which properly come before the annual meeting, and each shareholder will be entitled to one vote for each share of Common Stock or Preferred Stock held.

         Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR ratification of the issuance of shares of Common Stock, FOR approval of the amendment to the Amended and Restated 1995 Stock Option Plan, FOR the election of the nominees for director listed in this proxy statement, FOR ratification of the appointment of Ernst & Young, and FOR the approval of such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. A shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

         A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock and Preferred Stock, counted together, of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock or Preferred Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

         The nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for adoption of the other proposals herein is the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting; and, for purposes of determining shareholder approval of such proposals, abstentions will be treated as shares of Common Stock or Preferred Stock voted against adoption of such proposals.

                                   CONVENTIONS

         Unless otherwise specified, all references in this proxy statement to "U.S. Dollars," "Dollars," "US$," or "$" are to United States dollars; all references to "Hong Kong Dollars" or "HK$" are to Hong Kong dollars; and all references to "Renminbi" or "RMB" or "Yuan" are to Renminbi Yuan, which is the lawful currency of the People's Republic of China ("China" or "PRC"). The Company and Billion Luck maintain their accounts in U.S. Dollars and Hong Kong Dollars, respectively. HARC and its subsidiaries maintain their accounts in Renminbi. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars and from Hong Kong Dollars to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange as quoted by the People's Bank of China (the "PBOC Rate") on June 30, 2000, which was approximately U.S.$1.00 = Rmb8.28. Translations from Hong Kong Dollars to U.S. Dollars have been made at the single rate of exchange as quoted by the Hongkong and Shanghai Banking Corporation Limited on June 30, 2000, which was approximately US$1.00 = HK$7.80. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate or at all.

         References to "Billion Luck" are to Billion Luck Company Ltd., a British Virgin Islands company, which is a wholly-owned subsidiary of the Company.

         References to "Company" and "Registrant" are to China Resources Development, Inc., and include, unless the context requires otherwise, the operations of its subsidiaries.

         References to "Farming Bureau" are to the Hainan Agricultural Reclamation General Company, a division of the Ministry of Agriculture, the PRC government agency responsible for matters relating to agriculture.

         References to "First Supply" are to First Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Guilinyang Farm" are to Hainan Province Guilinyang State Farm, a PRC entity which is owned and controlled by the Farming Bureau.

         References to "Hainan" are to Hainan Province of the PRC.

         References to "Hainan State Farms" are to the rubber farms in Hainan controlled by the Farming Bureau.

         References to "HARC" are to Hainan Zhongwei Agricultural Resources Company Limited, a company organized in the PRC, whose capital is owned 56% by Billion Luck, 39% by the Farming Bureau and 5% by the Company.

         References to the "PRC" or "China" include all territory claimed by or under the control of the Central Government, except Hong Kong, Macau, and Taiwan.

         References to "Second Supply" are to Second Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5%
OF THE COMPANY'S COMMON STOCK

         The following table sets forth, to the knowledge of management, each person or entity who is the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock or Series B Preferred Stock outstanding as of September 14, 2000, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

                                         Amount and
  Name and Address                        Nature of                  Percent of
  of Beneficial Owner                Beneficial Ownership (1)           Class
  -------------------                ------------------------           -----

Winsland Capital Limited             33,480 Common Stock                  4.00%
TrustNet Chambers                   320,000 Series B Preferred             100%
P.O. Box 3444, Road Town
Tortola, British Virgin Islands

Worlder International Company        48,600 Common Stock                  5.80%
  Limited (2)
21/F., Great Eagle Centre
No. 23 Harbour Road
Hong Kong

E-link Investment Limited           244,897 Common Stock                 29.23%
Unit 2301, 23/F, Sup Tower
75 - 83 King's Road
North Point, Hong Kong
---------------------------

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Of the 48,600 shares of Common Stock indicated, Worlder International Company Limited ("Worlder") directly owns 35,100 shares, and the remaining 13,500 shares represent shares of Common Stock owned by Silverich Limited, which is wholly-owned by Worlder.

SHARE OWNERSHIP OF OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of September 14, 2000, by (i) each director of the Company, (ii) each executive officer of the Company named in the summary compensation table, and (iii) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director or executive officer (in the case of shares beneficially owned by each of them). Unless otherwise indicated in a footnote, each stockholder possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                          Amount and
         Name of                           Nature of                  Percent of
      Beneficial Owner                Beneficial Ownership (1)          Class
      ----------------                ------------------------          -----

       Ching Lung Po                   33,480 Common Stock (5)           4.00%

       Lin Yu Quan                            -0-                         N/A

       Tam Cheuk Ho                           -0- (2)                     N/A

       Wong Wah On                      4,320 Common Stock (4)          0.052%

       Ng Kin Sing                            -0-                         N/A

       Wan Ying Lin                           -0-                         N/A

       Lo Kin Cheung                          -0-                         N/A

       Li Fei Lie                             -0- (3)                     N/A

       All executive officers          37,800 Common Stock               4.51%
       and directors as a group
----------------------------

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Tam Cheuk Ho was granted options to purchase 60 shares of Common Stock under the Company's Stock Option Plan.

(3) Li Fei Lie was granted options to purchase 1,000 shares of common stock under the Company's stock option plan.

(4) Brender Services Limited owns 4,320 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Director, Secretary and Financial Controller of the Company. In addition, Brender was granted options to purchase 1,000 shares of Common Stock under the Company's Stock Option Plan, and Mr. Wong was granted options to purchase 60 shares of Common Stock under the Plan.

(5) Winsland Capital Limited owns 33,480 shares of Common Stock. Winsland Capital Limited is beneficially owned by Ching Lung Po, the Chairman of the Board of Directors of the Company.

                              FINANCIAL INFORMATION

         The following financial information and management's discussion and analysis of financial condition and results of operations are excerpted from the Company's Form 10-Q quarterly report for the quarterly period ended June 30, 2000. This information supplements the information contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999, a copy of which is provided herewith and incorporated herein by reference.

                   [Balance of page intentionally left blank]

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
              CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
             (Amounts in thousands, except share and per share data)


                                                      Three Months Ended June 30,                  Six Months Ended June 30,
                                                      ---------------------------                  -------------------------
                                    Note          2000           1999           2000           2000           1999            2000
                                                --------       --------       --------       --------       --------        --------
                                                   RMB           RMB             US$            RMB           RMB             US$

NET SALES                                          2,316             --            280          3,713             --            448

COST OF SALES                                     (2,548)            --           (308)        (3,844)            --           (464)
                                                --------       --------       --------       --------       --------       --------
GROSS PROFIT/(LOSS)                                 (232)            --            (28)          (131)            --            (16)

DEPRECIATION                                        (351)            --            (42)          (551)            --            (67)

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                        (3,789)        (2,849)          (458)        (8,238)        (5,388)          (995)

FINANCIAL INCOME, NET                              3,668            192            443          3,708            271            448

OTHER INCOME, NET                                 (2,481)         6,664           (300)        10,538          6,664          1,273
                                                --------       --------       --------       --------       --------       --------
INCOME/(LOSS) FROM
   CONTINUING OPERATIONS
   BEFORE INCOME TAXES                            (3,185)         4,007           (385)         5,326          1,547            643


INCOME TAXES                                         187           (620)            23         (1,770)          (620)          (214)
                                                --------       --------       --------       --------       --------       --------
INCOME/(LOSS) FROM
   CONTINUING OPERATIONS
   BEFORE MINORITY INTERESTS                      (2,998)         3,387           (362)         3,556            927            429

MINORITY INTERESTS                                   814         (1,874)            98         (3,603)        (1,874)          (435)
                                                --------       --------       --------       --------       --------       --------

INCOME/(LOSS) FROM
   CONTINUING OPERATIONS                          (2,184)         1,513           (264)           (47)          (947)            (6)

DISCONTINUED OPERATIONS              2                --         (1,285)            --             --         (3,174)            --
                                                --------       --------       --------       --------       --------       --------

NET INCOME/(LOSS)                                 (2,184)           228           (264)           (47)        (4,121)            (6)
                                                ========       ========       ========       ========       ========       ========
BASIC AND DILUTED
 EARNINGS/(LOSS) PER SHARE*
     Continuing operations                         (3.68)          2.55          (0.45)         (0.08)         (1.60)         (0.01)
     Discontinued operations                          --          (2.17)            --             --          (5.35)            --
                                                --------       --------       --------       --------       --------       --------

                                                   (3.68)          0.38          (0.45)         (0.08)         (6.95)         (0.01)
                                                ========       ========       ========       ========       ========       ========
WEIGHTED AVERAGE NUMBER
    OF SHARES OUTSTANDING*                       592,900        592,900        592,900        592,900        592,900        592,900
                                                ========       ========       ========       ========       ========       ========

* The computation of basic and diluted loss per share for the three months and six months ended June 30, 1999 are based on weighted average number of shares outstanding as if the one-for-ten reverse stock split, effective on June 11, 1999, had been completed at the beginning of the period.

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                    AS OF JUNE 30, 2000 AND DECEMBER 31, 1999
             (Amounts in thousands, except share and per share data)


                                                                      June 30,       December 31,       June 30,
                                                                       2000             1999             2000
                                                                        RMB              RMB              US$
                                                 Notes               (Unaudited)        (Note)        (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                            109,763           31,088           13,256
  Marketable securities                                                    981           57,035              119
  Trade receivables                                                        159               --               19
  Inventories                                      4                     2,796            1,702              338
  Other receivables, deposits and prepayments                           13,686           11,781            1,653
  Short term loan receivable                                            45,000           45,000            5,435
  Amount due from Farming Bureau                                        36,426           47,013            4,399
  Amounts due from related companies                                       571            1,500               69
  Tax refundable                                                            --            1,382               --
  Net assets of discontinued operations                                     --           70,527               --
                                                                      --------         --------         --------
TOTAL CURRENT ASSETS                                                   209,382          267,028           25,288
PROPERTY AND EQUIPMENT                             5                    13,550            9,855            1,636
INVESTMENTS                                                            116,714          116,714           14,096
                                                                      --------         --------         --------
TOTAL ASSETS                                                           339,646          393,597           41,020
                                                                      ========         ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                         801              296               97
  Other payables and accrued liabilities                                40,497           15,860            4,891
  Income taxes payable                                                     457               --               55
  Amounts due to related companies                                         296           86,781               36
                                                                      --------         --------         --------
TOTAL CURRENT LIABILITIES                                               42,051          102,937            5,079

MINORITY INTERESTS                                                     117,189          110,226           14,153
                                                                      --------         --------         --------
TOTAL LIABILITIES AND MINORITY
   INTERESTS                                                           159,240          213,163           19,232
                                                                      --------         --------         --------

SHAREHOLDERS' EQUITY
   Common stock, US$0.001 par value:
   Authorized - 200,000,000 shares in 2000
   Issued and outstanding - 592,900 shares in 2000
     and 1999                                                                5                5                1
  Preferred stock, authorized -
    10,000,000 shares in 2000 and 1999
      Series B preferred stock, US$0.001 par value
        Authorized - 320,000 shares in 2000 and 1999
        Issued  and outstanding - 320,000
          in 2000 and 1999                                                   3                3               --
Additional paid-in capital                                             156,632          156,632           18,917
Reserves                                                                26,830           26,830            3,240
Accumulated deficits                                                    (3,065)          (3,018)            (370)
Accumulated other comprehensive loss                                         1              (18)              --
                                                                      --------         --------         --------
TOTAL SHAREHOLDERS' EQUITY                                             180,406          180,434           21,788
                                                                      --------         --------         --------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                                               339,646          393,597           41,020
                                                                      ========         ========         ========

Note: The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2000
                             (Amounts in thousands)

                                                                                                           Accumulated
                                                       Series B    Additional                                 Other
                                            Common      preferred   paid-in                   Accumulated   Comprehensive
                                             stock        stock     capital      Reserves      deficits        Loss          Total
                                              RMB          RMB         RMB          RMB           RMB           RMB           RMB
Balance at January
   1,2000                                       5             3      156,632       26,830        (3,018)          (18)      180,434

Net loss                                       --            --           --           --           (47)           --           (47)
Currency translation
  Adjustment                                   --            --           --           --            --            19            19
                                                                                                                           --------
Comprehensive
  Income                                                                                                                        (28)
                                                                                                                           --------

                                         --------      --------     --------     --------      --------      --------      --------
Balance at June 30,
   2000                                         5             3      156,632       26,830        (3,065)            1       180,406
                                         ========      ========     ========     ========      ========      ========      ========

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                             (Amounts in thousands)

                                                           Six months ended June 30,
                                                           -------------------------
                                                          2000        1999        2000
                                                        --------    --------    --------
                                                           RMB         RMB         US$

Net cash provided by operating activities                 71,209       8,350       8,600

INVESTING ACTIVITIES
  Purchases of property and equipment                     (4,246)     (3,434)       (513)
  Proceeds from disposal of an investment                    928          --         112
  Proceeds from disposal of property and equipment         1,547          --         187
  Short term loan                                             --     (45,000)         --
                                                        --------    --------    --------
Net cash used in investing activities                     (1,771)    (48,434)       (214)
                                                        --------    --------    --------

FINANCING ACTIVITIES
  Increase in minority interests                           2,187          --         264
                                                        --------    --------    --------

Net cash provided by/(used in) continuing operations      71,625     (40,084)      8,650
Net cash provided by discontinued operations (Note 2)         --      15,572          --
                                                        --------    --------    --------
NET INCREASE/(DECREASE) IN CASH AND CASH
   EQUIVALENTS                                            71,625     (24,512)      8,650

Cash and cash equivalents, at beginning of period         38,138     129,238       4,606
                                                        --------    --------    --------
Cash and cash equivalents, at end of period              109,763     104,726      13,256
                                                        ========    ========    ========

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Amounts in thousands)

1.       BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

2.       DISCONTINUED OPERATIONS AND BUSINESS RESTRUCTURING

         In the fourth quarter of 1999, the Company initiated a plan to restructure its business in Hainan, the PRC. On March 3, 2000, the Board of Directors of the Company approved a business restructuring involving HARC and certain subsidiaries of HARC (the "Restructuring"). The Restructuring resulted in the discontinuation of substantially all of the existing operations of the Company as of December 31, 1999, including its two principal lines of business, the distribution of natural rubber and the procurement of materials, supplies and other agricultural products (collectively the "Rubber and Procurement Operations"). The financial data related to the Company's indirect investments in the Rubber and Procurement Operations prior to December 31, 1999 is classified as discontinued operations for all periods presented. The financial data of the Rubber and Procurement Operations reflects the historical results of operations and cashflows of the businesses that were considered part of the business segments of the Rubber and Procurement Operations during each respective period.

         On March 3, 2000, HARC and certain of its subsidiaries entered into an Assets and Staff Transfer Agreement with the Farming Bureau, pursuant to which HARC and certain of its subsidiaries transferred all the assets, liabilities and staff related to the discontinued operations to the Farming Bureau, effective from January 1, 2000. The consideration for the net assets transferred was determined based on the lower of their net book value or their fair value, as determined by an independent professional valuer, as of December 31, 1999. Based on the valuation, there were no material differences between the fair value and the net book value (as determined under US GAAP) of those assets and liabilities as of December 31, 1999, which was RMB70,527,000.

         Net sales of the Rubber and Procurement Operations included in discontinued operations totaled RMB105,315,000 for the six months ended June 30, 1999. Loss from discontinued operations of Rubber and Procurement Operations of RMB4,701,000 for the three months ended June 30, 1999 is reported without set-off of any income tax expenses.

         The net assets of the Rubber and Procurement Operations were as follows:

                                                                 December 31,
                                                                         1999
                                                                          RMB

         Current assets                                               110,703
         Property and equipment - net                                   1,547
         Cost method investments                                          928
         Current liabilities                                          (42,651)
                                                                      -------

         Net assets of discontinued operations                         70,527
                                                                      =======

         The Company and its subsidiaries accrued certain expenses totaling RMB3 million in relation to the Restructuring in the fourth quarter of 1999. There were no other significant expenses in relation to the Restructuring in the six months ended June 30, 2000.

         Notwithstanding the discontinuation of the Rubber and Procurement Operations, the Company has contemplated setting up several new lines of business as part of the Restructuring. As of June 30, 2000, the Company has set up two lines of business, namely, supermarket operations and processing and sale of timber.

3.       BUSINESS ACQUISITION

         The Company has determined to engage in the information technology market. As at June 30, 2000, the Company entered into an Acquisition Agreement to acquire an 80% equity interest in Silver Moon Technologies Limited, a British Virgin Islands corporation ("Silver Moon"), for total consideration of US$1,500,000 (the "Purchase Consideration"). The Company has satisfied the Purchase Consideration by issuing to Silver Moon's former sole equity owner, E-link Investment Limited ("E-link"), 244,897 shares of the Company's unregistered restricted common stock, $0.001 par value. The Acquisition Agreement is included in the Company's Current Report on Form 8-K, dated June 30, 2000. The principal business of Silver Moon, and its wholly-owned subsidiary, Sky Creation Technology Limited, a Hong Kong company, is the provision of online Internet healthcare content, through its website, medi-china.com, which offers health-related content in both English and Chinese, with a focus on Chinese herbal medicine and therapies. The closing date of the acquisition was on July 12, 2000.

4.       INVENTORIES

                                                             June 30,         December 31,
                                                                 2000                 1999
                                                                  RMB                  RMB

         Raw materials                                            182                   --
         Work in progress                                       1,110                   --
         Finished goods                                         1,504                1,702
                                                                ------               -----
                                                                2,796                1,702
                                                                =====                =====


5.       PROPERTY AND EQUIPMENT, NET

                                                             June 30,         December 31,
                                                                 2000                 1999
                                                                  RMB                  RMB

         At cost:
           Buildings and leasehold improvements                 5,906                5,906
           Machinery, equipment and motor vehicles             10,638                6,392
c
                                                               16,544               12,298

         Accumulated depreciation:                             (2,994)              (2,443)
                                                               ------               ------
         Net book value                                        13,550                9,855
                                                               ======               ======

6.       SEGMENT FINANCIAL INFORMATION

                                                               Six months ended
                                                                 June 30, 2000
                                                                      RMB

         Net sales to external customers:
         Supermarket operations, net sales to
           unaffiliated customers                                      2,431
         Processed timber, net sales to
           Unaffiliated customers                                      1,282
                                                                     -------

         Total consolidated net sales                                  3,713
                                                                     =======

         Segment loss:
           Supermarket operations                                       (53)
           Processed timber                                            (695)
                                                                     -------
         Total segment profit/(loss)                                   (748)

         Reconciling items:
           Corporate expenses                                        (8,120)
           Gain on trading of marketable securities                   10,486
           Interest income                                             4,574
           Exchange loss                                               (866)
                                                                     -------
         Total consolidated profit before
           income taxes                                                5,326
                                                                     =======

                                                                    June 30,
                                                                        2000
                                                                         RMB

         Segment assets:
           Supermarket operations                                      6,306
           Processed timber                                            8,422
                                                                     -------
         Total segment assets                                         14,728

         Reconciling items:
           Corporate assets                                          208,204
           Investments                                               116,714
                                                                     -------
         Total consolidated assets                                   339,646
                                                                     =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

         The following table shows the selected unaudited condensed consolidated income statement data of the Company and its subsidiaries for the three months and six months ended June 30, 2000 and 1999. The data should be read in conjunction with the unaudited Condensed Consolidated Financial Statements of the Company and related notes thereto.

         The discussions below are presented in the Company's primary operating currency, which is the Renminbi Yuan ("RMB"). For information purposes only, the amounts may be translated into U.S. dollars at an exchange rate of $1.00 = RMB8.28, which represents the approximate single rate of exchange as quoted by the People's Bank of China on June 30, 2000. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or any other rate.

(Amounts in thousands)                      Three months ended June 30,  Six months ended June 30,
                                            --------------------------   -------------------------
                                                 2000      1999               2000      1999
                                                  RMB       RMB                RMB       RMB
                                                 ------    ------            ------    ------
Net sales:
   Supermarket operations                         1,280        --             2,431        --
   Processed timber                               1,036        --             1,282        --
                                                 ------    ------            ------    ------
                                                  2,316        --             3,713        --
                                                 ------    ------            ------    ------
Gross profit/(loss)                                (232)       --              (131)       --
Gross profit/(loss) margin (%)                   (10.02)       --             (3.53)       --
Income/(loss)from continuing operations
  before income taxes                            (3,185)    4,007             5,326     1,547
Income taxes                                        187      (620)           (1,770)     (620)
                                                 ------    ------            ------    ------
Income/(loss) from continuing operations
  before minority interest                       (2,998)    3,387             3,556       927
Minority interests                                  814    (1,874)           (3,603)   (1,874)
                                                 ------    ------            ------    ------
Income/(loss)from continuing operations          (2,184)    1,513               (47)     (947)
Discontinued operations                              --    (1,285)               --    (3,174)
                                                 ------    ------            ------    ------
Net income/(loss)                                (2,184)      228               (47)   (4,121)
                                                 ======    ======            ======    ======

         NET SALES AND GROSS PROFIT

         The Company previously engaged in marketing and distribution of natural rubber and rubber products produced by the Hainan State Farms and non-state farms in the PRC, and procurement of production materials and supplies, including chemicals, farm equipment and machinery, automobiles and other commodities, for use primarily by the Hainan State Farms and other unaffiliated customers. Pursuant to a Shareholders' Agreement on Business Restructuring dated March 3, 2000, among the Company, Billion Luck and the Farming Bureau, the natural rubber distribution business and the procurement of materials and supplies business ceased effective as of January1, 2000. Pursuant to an Assets and Staff Transfer Agreement dated March 3, 2000, among the Farming Bureau, HARC, First Supply, Second Supply and Sales Centre, the assets, liabilities and staff related to the ceased businesses were transferred to the Farming Bureau effective as of January 1, 2000. The restructuring resulted in the discontinuation of substantially all of the existing operations of the Company as of December 31, 1999. The Company has contemplated setting up several new lines of business as part of the restructuring. As of June 30, 2000, the Company has set up two lines of business, the supermarket operation and the processing and sale of timber. The supermarket operation has gross profit and gross profit margin of RMB420,000 (US$51,000) and 17.3%, respectively, for the first half of 2000. The sale of processed timber business has a gross loss of RMB551,000 (US$67,000) or 43.0% on sales for the first half of 2000, as the processing factory is still in the start-up phase and is currently operated at one third of its full capacity.

         For the second quarter of 2000, the supermarket operation has gross profit and gross profit margin of RMB224,000 (US$27,000) and 17.5%, respectively, while the processed timber business has a gross loss of RMB455,000 (US$55,000) or 43.9% on sales for the same period.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the first half of 2000 were RMB8.2 million (US$995,000), compared to RMB5.4 million (US$651,000) for the corresponding period in 1999. The increase was mainly attributable to selling and administrative expenses of HARC, which amounted to RMB2.7 million (US$326,000) for the first half of 1999 and were grouped in the procurement of materials and supplies business, which is shown as discontinued operations. For the first half of 2000, selling and administrative expenses of HARC were grouped as corporate administrative expenses.

         Selling, general and administrative expenses for the second quarter of 2000 were RMB3.8 million (US$458,000), compared to RMB2.8 million (US$344,000) for the corresponding period in 1999. The increase was mainly attributable to selling and administrative of HARC, which amounted to RMB1.0 million (US$122,000) for the second quarter of 1999 and were grouped in the procurement of materials and supplies business, which is shown as discontinued operations. For the second quarter of 2000, selling and administrative expenses of HARC were grouped as corporate administrative expenses.

         FINANCIAL INCOME, NET

         Net financial income increased by more than thirteen times from RMB271,000 (US$33,000) for the first half of 1999 to RMB3.7 million (US$448,000) for the corresponding period in 2000. The increase was mainly attributable to the interest received in the second quarter of 2000 on a RMB45 million (US$5.4 million) short-term loan to an unaffiliated third party, which amounted to RMB4.2 million (US$507,000). The increase in interest income was partly offset by an exchange loss amounting to RMB860,000 (US$104,000), arising from the conversion of Renminbi to Hong Kong dollars.

         Net financial income increased by more than nineteen times from RMB192,000 (US$23,000) for the second quarter of 1999 to RMB3.7 million (US$443,000) for the corresponding period in 2000. The increase was also attributable to the reasons aforementioned.

         OTHER INCOME, NET

         Other income increased from RMB6.7 million (US$805,000) for the first half of 1999 to RMB10.5 million (US$1.3 million) for the corresponding period in 2000 and from RMB6.7 million (US$805,000) for the second quarter of 1999 to a loss of RMB2.5 million (US$300,000) for the corresponding period in 2000. Other income in 1999 represented the dividend income received on a long-term investment while the other income/(loss) in 2000 mainly represented a net gain/(loss) on trading of marketable securities.

         DISCONTINUED OPERATIONS

         Discontinued operations for the first half of 1999 represented a loss from operations of the discontinued rubber distribution and procurement of materials and supplies businesses.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's and its subsidiaries' primary liquidity needs are to fund inventories and trade receivables and to expand business operations. The Company has financed its working capital requirements primarily through internally generated cash.

         The Company has a working capital surplus of approximately RMB167 million (US$20.2 million) as of June 30, 2000, compared to that of approximately RMB164 million (US$19.8 million) as of December 31, 1999. Net cash provided by operating activities for the six months ended June 30, 2000 was approximately RMB71.2 million (US$8.6 million), as compared to RMB8.4 million (US$1.0 million) for the corresponding period in 1999. Net cash flows from the Company's operating activities are attributable to the Company's income and changes in operating assets and liabilities.

         Pursuant to an Assets and Staff Transfer Agreement dated March 3, 2000, the Farming Bureau purchased assets and assumed liabilities and staff related to the ceased businesses effective as of January 1, 2000. The purchase price was the lower of the book value or fair value of the net assets transferred (which were not materially different), determined as of January 1, 2000, which amounted to RMB70,527,000 (US$8,518,000).

         There has been no other significant change in financial condition and liquidity since the fiscal year ended December 31, 1999. The Company believes that internally generated funds will be sufficient to satisfy its anticipated working capital needs for at least the next twelve months.

MARKET RISK AND RISK MANAGEMENT POLICIES

               All of the Company's sales and purchases are made domestically and are denominated in Renminbi. Accordingly, the Company and its subsidiaries do not have material market risk with respect to currency fluctuation. As the reporting currency of the Company's consolidated financial statements is also Renminbi, there is no significant translation difference arising on consolidation. However, the Company may suffer exchange loss when it converts Renminbi to other currencies, such as Hong Kong dollars or United States dollars.

             The Company's interest income is most sensitive to changes in the general level of Renminbi interest rates. In this regard, changes in Renminbi interest rates affect the interest earned on the Company's cash equivalents. As at June 30, 2000, the Company's cash equivalents are mainly Renminbi, Hong Kong Dollar and United States Dollar deposits with financial institutions, bearing market interest rates without fixed term.

         As at June 30, 2000, the Company had short-term investments in marketable securities in Hong Kong stock market with a total market value of RMB981,000 (US$119,000). These investments expose the Company to market risks that may cause the future value of these investments to be lower than the original cost of such investments at the time of purchase.

YEAR 2000 ISSUE

         The Year 2000 issue is the result of information technology systems and embedded systems using a two-digit format, as opposed to four digits, to indicate the year. The Company and its subsidiaries use a limited amount of computer software primarily in connection with their accounting and financial reporting systems. Such programs have been upgraded so that they are year 2000 compatible. In addition to software issues, certain of the computer hardware of the Company and its subsidiaries have been replaced with more current technology.

         As of June 30, 2000, the Company has not experienced any disruptions or failures to its normal operations as a result of the transition into calendar year 2000.

       PROPOSAL 1 - RATIFICATION OF THE ISSUANCE OF SHARES OF COMMON STOCK

         The Board of Directors of the Company recommends that the shareholders ratify the issuance of 244,897 shares of the Company's unregistered restricted common stock, $0.001 par value ("Newly Issued Shares"). Such shares are listed for trading on The Nasdaq SmallCap Market, except that the shares are restricted and therefore not freely tradable thereon. The Newly Issued Shares were issued in connection with the following transaction:

         The Board of Directors of the Company, at a special meeting held on June 30, 2000, voted to approve the acquisition of an 80% equity interest in Silver Moon Technologies Limited ("Silver Moon"), a British Virgin Islands corporation, for total consideration of U.S.$1,500,000 (the "Purchase Consideration"). The principal business of Silver Moon and its wholly-owned subsidiary, Sky Creation Technology Limited, a Hong Kong company, is the provision of online Internet healthcare content, through its website, medi-china.com, which offers health-related content in both English and Chinese, with a focus on Chinese herbal medicine and therapies. The Company has satisfied the Purchase Consideration by issuing to Silver Moon's former sole equity owner, E-link Investment Limited ("E-link"), the Newly Issued Shares. The number of shares issued was based upon a per share price of $6.125, which was the closing bid price of the Company's common stock as quoted on The Nasdaq SmallCap Market on June 29, 2000. Neither E-link nor Silver Moon is affiliated with any officer, director or significant shareholder of the Company.

         The issuance of the Newly Issued Shares to E-link will affect the existing shareholders by diluting their shares in the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE
            RATIFICATION OF THE ISSUANCE OF SHARES OF COMMON STOCK.
  PROPOSAL 2 - AMENDMENT OF THE AMENDED AND RESTATED 1995 STOCK OPTION PLAN TO
       MODIFY THE PRICING PROCEDURE FOR THE EXERCISE OF NONQUALIFIED STOCK OPTIONS AND TO ELIMINATE THE REQUIREMENT OF SHAREHOLDER APPROVAL OF ANY
                 MODIFICATION OF THE PLAN THAT WOULD MATERIALLY
           INCREASE THE BENEFITS ACCRUING TO PARTICIPANTS IN THE PLAN

Description of the Plan

         The Company adopted the 1995 Stock Option Plan as of March 31, 1995. On December 30, 1996, the shareholders of the Company adopted an amendment to the Plan. The Plan allows the Board of Directors, or a committee thereof at the Board's discretion, to grant stock options to officers, directors, key employees, consultants and affiliates of the Company. Initially, 2,400,000 shares of Common Stock of the Company could be issued and sold pursuant to options granted under the Plan. "Incentive Stock Options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted to employees, including officers, whether or not they are members of the Board of Directors, and nonqualified stock options may be granted to any such employee or officer and to directors, consultants, and affiliates who perform substantial services for or on behalf of the Company or its subsidiaries.

         The Board of Directors, or a committee appointed by the Board (the "Committee"), is vested with authority to (i) select persons to participate in the Plan; (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which grants will be made; (iii) interpret the Plan; and (iv) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. The Board of Directors has the power to modify or terminate the Plan and from time to time may suspend, and if suspended may reinstate, any or all of the provisions of the Plan except that (i) no modification, suspension, or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan; and (ii) no modification shall become effective without prior consent of the shareholders of the Company that would (a) increase the maximum number of shares reserved for issuance under the Plan, except for certain adjustments allowed by the Plan; (b) change the classes of employees eligible to participate in the Plan; or (c) materially increase the benefits accruing to participants in the Plan. The proposed amendment would eliminate the requirement that the Board of Directors must obtain the consent of the shareholders of the Company for any modification that would materially increase the benefits accruing to participants in the Plan (see below).

         The Plan provides that the price per share deliverable upon the exercise of each Incentive Stock Option shall not be less than 100% of the fair market value of the shares on the date the option is granted, as the Committee determines. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the fair market value of the shares on the date the option is granted. The price per share deliverable upon the exercise of each nonqualified stock option shall not be less than the higher of (i) the net tangible assets per share of the Company as of the end of the fiscal year immediately preceding the date of such granting; or (ii) 80% of the fair market value of the shares on the date the option is granted, as the Committee determines. The proposed amendment would eliminate the "net tangible assets" threshold described in item
(i) in the preceding sentence (see below).

         Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment shall be made in cash or, in the discretion of the Committee, in shares previously acquired by the participant or in a combination of cash and shares of Common Stock. The fair market value of shares of Common Stock tendered on exercise of options shall be determined on the date of exercise.

         As of July 1, 1995, pursuant to the recommendation of a committee of disinterested persons appointed by the board of directors in accordance with the terms of the Plan, the board of directors granted options to the following officers and directors to purchase shares of the Company's Common Stock:

             Yiu Yat Hung (former director)                  6,000 shares
             Tam Cheuk Ho                                    6,000 shares
             Han Jian Zhun (former director)                 6,000 shares
             Wong Wah On                                     6,000 shares
             Li Fei Lie                                    100,000 shares

In addition, the board of directors granted options to the following employees and consultant to purchase shares of the Company's Common Stock:

             Brender Services Limited                      100,000 shares
             Cheung Yu Shum                                500,000 shares
             Tse Chi Kai                                   300,000 shares
             Ma Sin Ling                                   500,000 shares
             Cheung Siu Yin                                 10,000 shares
             Woo Pui Yan                                    10,000 shares
             Kwok Kwan Hung                                386,000 shares
             Fu Yang Guang                                 200,000 shares
             Lin Jia Ping                                  270,000 shares

All of the stock options were issued in accordance with the terms of the Plan at an exercise price of US$3.78 (the fair market value of the Common Stock as of July 1, 1995) and would have been exercisable beginning on July 1, 1996, and until July 1, 2005.

         As of May 20, 1996, the board of directors, in accordance with the recommendation, with respect to stock options granted to directors and officers, of a committee of disinterested persons appointed by the board of directors in accordance with the terms of the Plan, reduced the exercise prices of all of the outstanding options to US$0.42 (the fair market value of the Common Stock as of May 20, 1996). By virtue of this action, the outstanding options are now exercisable beginning on May 20, 1997, and until May 20, 2006.

         On December 30, 1996, the shareholders of the Company adopted an amendment to the Plan (a) to change the number of shares of Common Stock subject to the Plan to that number of shares which would, in the aggregate and if deemed outstanding, constitute 20% of the Company's then-outstanding shares of Common Stock, as determined at the time of granting stock options, and (b) to allow Nonqualified Stock Options, as defined in the Plan, to be exercisable in less than one year (no currently outstanding options were changed by such amendment). By virtue of the one-for-ten reverse stock split approved by the shareholders on December 30, 1996, and made effective by the board of directors on December 31, 1996, the number of shares subject to each outstanding option was reduced by a factor of ten, and the exercise price for the outstanding options was increased to US$4.20 per share (the fair market value of the Common Stock as of May 20, 1996, multiplied by ten). Other terms of the outstanding options were not affected. Also, by virtue of the one-for-ten reverse stock split approved by the shareholders on May 28, 1999, and made effective by the board of directors on June 11, 1999, the number of shares subject to each outstanding option was further reduced by a factor of ten, and the exercise price for the outstanding options was increased to US$42.0 per share (the fair market value of the Common Stock as of May 20, 1996, multiplied by 100). Other terms of the outstanding options were not affected, and the following stock options, which have been granted with respect to 24,000 shares of Common Stock, remain outstanding:

             Yiu Yat Hung (former director)                     60 shares
             Tam Cheuk Ho                                       60 shares
             Han Jian Zhun (former director)                    60 shares
             Wong Wah On                                        60 shares
             Li Fei Lie                                      1,000 shares
             Brender Services Limited                        1,000 shares
             Cheung Yu Shum                                  5,000 shares
             Tse Chi Kai                                     3,000 shares
             Ma Sin Ling                                     5,000 shares
             Cheung Siu Yin                                    100 shares
             Woo Pui Yan                                      1000 shares
             Kwok Kwan Hung                                  3,860 shares
             Fu Yang Guang                                   2,000 shares
             Lin Jia Ping                                    2,700 shares

         For more information concerning the terms of the Plan and the stock options currently outstanding pursuant thereto, please see "Stock Options" under
Item 12 of the Company's Form 10-K annual report for the fiscal year ended December 31, 1999, a copy of which is provided herewith and incorporated herein by reference. A copy of the Plan is attached hereto as Addendix A.

Market Value of the Shares Underlying Options

         As of September 14, 2000, the market value of the shares of Common Stock underlying the options is $6.25 per share based on the closing bid quotation on such date of the Common Stock as reported by The Nasdaq SmallCap Market.

U.S. Federal Income Tax Consequences

         The following is a brief summary of the general U.S. Federal income tax consequences to participants and the Company of participation in the Plan. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. For these reasons, each participant should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Plan.

         Incentive Stock Options. The following general rules are applicable to holders of Incentive Stock Options ("ISOs") and to the Company for U.S. Federal income tax purposes under existing law:

                  1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

                  2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are transferred to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will be generally treated as capital gain or loss to the optionee.

                  3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

                  4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally will be entitled to a corresponding deduction for income tax purposes in an amount equal to the amount of ordinary income recognized, if any, by the optionee.

                  5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and
(ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

                  6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

                  7. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his regular tax liability in later years.

         Nonqualified Stock Options. The following general rules are applicable to holders of Nonqualified Stock Options ("NQSOs") and to the Company for U.S. Federal income tax purposes under existing law:

                  1. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

                  2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

                  3. When the optionee sells the shares, he generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

                  4. The Company will generally be entitled to a tax deduction in the year in which, and in an amount equal to, ordinary compensation income is recognized by the optionee.

         Special Rules for Restricted Stock. Officers, directors and 10% shareholders of the Company may in some instances acquire Common Stock subject to special rules under Section 83 of the Code because of certain U.S. securities laws restrictions on resale ("Restricted Stock"). If an optionee acquires Restricted Stock, the amount included in compensation income (in the case of a NQSO, or of an ISO if a Disqualifying Disposition of such stock is made) or in alternative minimum taxable income (in the case of an ISO) generally will be determined as of some later date, not more than six months after exercise, and will equal the difference between the amount paid for the Restricted Stock and its fair market value at that time, unless the optionee files a timely election under Section 83(b) of the Code electing to determine the amount of income at the time of exercise.

         ERISA. The Plan is not an employee benefit plan which is subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended, and the provisions of 401(a) of the Code are not applicable to the Plan.

Proposed Amendments to the Plan

         The Board of Directors of the Company recommends that the shareholders adopt an amendment to the Amended and Restated 1995 Stock Option Plan to modify the pricing procedure for the exercise of nonqualified stock options and to eliminate the requirement of shareholder approval of any modification of the Plan that would materially increase the benefits accruing to participants in the Plan. If the proposed amendment is adopted, Sections 6(a) of the Plan will be amended as follows (bracketed text indicates deletions):

                  (a) Price. The price per share deliverable upon the exercise of each Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted, as the Committee determines. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted.

                  The price per share deliverable upon the exercise of each Nonqualified Stock Option shall not be less than [the higher of (i) the net tangible assets per share of the Company as of the end of the fiscal year immediately preceding the date of such grant, or ii] 80% of the Fair Market Value of the shares on the date the option is granted, as the Committee determines.

Also, if the proposed amendment is adopted, Section 13 of the Plan will be amended as follows (bracketed text indicates deletions):

         13.      Termination and Modification of the Plan.
                  ----------------------------------------

                  The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that (i) no modification, suspension or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan, and (ii) no modification shall become effective without prior approval of the stockholders of the Company that would (a) increase (except as provided in Section 12) the maximum number of shares reserved for issuance under the Plan; or (b) change the classes of employees eligible to be participants[; or (iii) materially increase the benefits accruing to participants in the Plan].

                  With the consent of the grantee affected thereby, the Committee may amend or modify the grant of any outstanding option in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which an option becomes exercisable. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of Federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

         The Board of Directors believes that the adoption of this amendment to the Plan is in the best interest of the Company and the shareholders. The amendment will allow the Committee greater flexibility in setting the price of nonqualified stock options. Also, the elimination of the shareholder approval requirement will allow the Board of Directors to modify the Plan in an expeditious and efficient manner.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED 1995 STOCK OPTION PLAN TO MODIFY THE PRICING PROCEDURE FOR THE EXERCISE OF NONQUALIFIED STOCK OPTIONS AND TO ELIMINATE THE REQUIREMENT OF SHAREHOLDER APPROVAL OF ANY MODIFICATION OF THE PLAN THAT WOULD MATERIALLY INCREASE THE BENEFITS ACCRUING TO PARTICIPANTS IN THE PLAN.
                       PROPOSAL 3 - ELECTION OF DIRECTORS

         Since the 1999 annual meeting, the Company's Board of Directors was comprised of seven directors, and, according to Article VIII of the Company's Articles of Incorporation, the membership of the Board may be increased to no more than 25 directors or decreased to no fewer than three directors by action of the Board of Directors. At the 1996 annual meeting, the shareholders approved an amendment to the Articles of Incorporation to divide the directors into three classes. One class of directors is to be elected each year for a three-year term. However, as three classes of directors were newly established, the Class I directors were elected at the 1996 annual meeting for one-year terms, the Class II directors were elected for two-year terms and the Class III directors were elected for normal three-year terms. At the annual meeting held in 1997, Messrs. Tam Cheuk Ho and Wong Wah On were elected to serve in Class I until the annual meeting to be held in 2000 and until their successors have been duly elected and qualified. Therefore, in accordance with the Articles of Incorporation and the actions taken at the 1996 annual meeting, the election of directors in Class I is to be conducted at the 2000 Annual Meeting.

         The nominees for Class I, if elected, will serve a three-year term until the annual meeting to be held in 2003 and until their successors have duly elected and qualified. Messrs. Tam Cheuk Ho and Wong Wah On are currently serving as directors of the Company. Both nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the nominees. In case any of the nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board of Directors may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         The nominees and certain information about them are set forth below:

Class I Directors:

         Mr. Tam Cheuk Ho has been a director and the Chief Financial Officer of the Company since December 1994. Prior to joining the Company, from July 1984 through January 1992, he worked as an audit manager at Ernst & Young, Hong Kong, and from February 1992 through September 1992, as Financial Controller at Tack Hsin Holdings Limited, a listed company in Hong Kong, where he was responsible for accounting and financial functions. From October 1992 through December 1994, Mr. Tam was Finance Director of Hong Wah (Holdings) Limited. He is a fellow of both the Hong Kong Society of Accountants and the Chartered Association of Certified Accountants. He is also a certified public accountant in Hong Kong. He holds a bachelor's degree in Business Administration from the Chinese University of Hong Kong.

         Mr. Wong Wah On has been a director of the Company since December 30, 1997. Mr. Wong is also the Financial Controller and Secretary of the Company and member of the supervisory committee of HARC. He is responsible for assisting the Chief Financial Officer with the Company's treasury, accounting and secretarial functions. From July 1988 through October 1992, he was an audit supervisor at Ernst & Young, Hong Kong. From October 1992 through December 1994, Mr. Wong was the Deputy Finance Director of Hong Wah (Holdings) Limited. He received a professional diploma in Company Secretaryship and Administration from the Hong Kong Polytechnic University and is a fellow of both the Chartered Association of Certified Accountants, the Hong Kong Society of Accountants, and an associate of the Institute of Chartered Secretaries and Administrators. He is also a certified public accountant in Hong Kong.

Information Regarding Board of Directors and Committees

         The Company's Board of Directors held eight (8) meetings during 1999, and all other actions of the Board were taken pursuant to unanimous written consents. The Board of Directors does not have a compensation or nominating committee. The Board has established an audit committee consisting of three "independent" directors, Ng Kin Sing, Wan Ying Lin and Lo Kin Cheung. The Board as a whole operates as a committee to nominate directors and to administer the Company's Amended and Restated 1995 Stock Option Plan (except that a committee of three disinterested persons was formed to act with respect to stock options issued to directors). Each director other than Li Shunxing and Ng Kin Sing attended all of the meetings of the Board of Directors during the period for which he was a director. During 1999, Li Shunxing did not attend six of the meetings and Ng Kin Sing did not attend one of the meetings.

         The Board of Directors, acting as a nominating committee, will consider candidates for directors nominated by shareholders. A shareholder who wishes to submit a candidate for consideration at the 2001 annual meeting must notify the Secretary of the Company in writing no later than March 1, 2001. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address and the number of shares of stock beneficially owned by the shareholder. The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a stockholder nominating a candidate at the annual meeting.

Compensation of Directors

         During 1999, directors of the Company did not receive compensation for their service as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

               PROPOSAL 4 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young, Certified Public Accountants, as independent accountants to audit the consolidated financial statements of the Company for the year 2000. Ernst & Young has served as the Company's Independent Accountants since March of 1995.

         If the shareholders should fail to ratify the appointment of Ernst & Young as its independent accountants, the Board of Directors would reconsider the appointment. It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                OTHER INFORMATION

         For other information regarding the Company, including Executive Compensation, Financial and Other Information, Management's Discussion and Analysis of Financial Condition and Results of Operations, Certain Relationships and Related Transactions and Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, please see the appropriate Items of the Company's Form 10-K annual report for the fiscal year ended December 31, 1999, a copy of which is provided herewith and incorporated herein by this reference.

         This proxy statement and the Form 10-K provided herewith may contain forward-looking statements. Shareholders are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in this proxy statement and the Form 10-K as a result of various factors. The information contained in this proxy statement and the Form 10-K, including without limitation the information under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, shareholder proposals to be presented at the Company's 2001 annual meeting must be in writing and be received by the Company no later than March 1, 2001.

                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matter are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                           INCORPORATION BY REFERENCE

         The Company's annual report on Form 10-K for the year ended December 31, 1999, is herein incorporated by reference.

                                   ADDENDIX A

                        CHINA RESOURCES DEVELOPMENT, INC.
                              AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN

1.       Purpose.
         -------

         The plan shall be known as The China Resources Development, Inc., Stock Option Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of China Resources Development, Inc. (the "Company"), and its subsidiaries by (i) providing certain officers, key employees, directors, consultants, and affiliates of the Company and its subsidiaries with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, or any combination of the foregoing, may be made under the Plan.

2.       Definitions.
         -----------

         (a) "Incentive Stock Option" means an option conforming to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) "Nonqualified Stock Option" means any stock option other than an Incentive Stock Option.


         (c) "Subsidiary" and "subsidiaries" mean a corporation or corporations of which outstanding shares representing 50% or more of the combined voting power of such corporation or corporations are owned directly or indirectly by the Company.

         (d) "Disability" means a permanent and total disability as defined in
         Section 72(m)(7) of the Code.

         (e) "Retirement" means termination of one's employment with the approval of the Committee.

         (f) "Cause" means the occurrence of one of the following:

                  (i) Conviction for a felony or for any crime or offense lesser than a felony involving the property of the Company or a subsidiary.

                  (ii) Conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise, as evidenced by a final determination of a court or governmental agency of competent jurisdiction in effect after exhaustion or lapse of all rights of appeal.

                  (iii) Gross dereliction of duty or other grave misconduct, as determined by the Company.

         (g) "Competition" is deemed to occur if a participant who has terminated employment subsequently obtains a position as a full-time or part-time employee, as a member of the board of directors, or as a consultant or advisor with or to, or acquires an ownership interest in excess of five percent (5%) of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any subsidiary with which the participant was involved in a management role at any time during the last five years of his employment with the Company or any subsidiary.

         (h) "Change in Control" shall mean an event that would be required to be reported in response to Item 1 of Form 8-K or any successor form thereto promulgated under the Securities Exchange Act of 1934 ("Exchange Act") if the Company were subject to such Act (or that is so required if and when the Company is subject to such Act).

         (i) "Fair Market Value" of a share of Common Stock of the Company shall mean, with respect to the date in question, the average of the closing bid and asked prices as quoted by the National Association of Securities Dealers through its OTC Bulletin Board or its automated quotation system ("NASDAQ"); or, if the Company's Common Stock is listed or admitted to unlisted trading privileges on a national stock exchange, either (x) the average of the highest and lowest officially-quoted selling prices on such exchange or (y) the closing sale price of such stock, as selected by the Committee; or if the Company's Common Stock is not quoted by the NASD or NASDAQ, traded on such an exchange, or otherwise traded publicly, the value determined, in good faith, by the Committee.

3.       Administration.
         --------------

                  A. The Plan shall be administered by a the Board of Directors or by a committee appointed by the Board of Directors consisting of at least three of its members. No member of the Committee, while a member, shall be eligible to participate in the Plan. Subject to the provisions of the Plan, and subject to ratification of the grant by the Board of Directors (if so required by applicable state law), the Committee shall be authorized to (i) select persons to participate in the Plan,
                  (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) interpret the Plan and (iv) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders, and the participants in the Plan, unless otherwise determined by the Board of Directors. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal and state laws and rules and regulations promulgated pursuant thereto. The Committee and shall keep full records and accounts of its proceedings and transactions, and all such transactions shall be reported to the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any stock option granted under it.

                  B. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, or acts reduced to and approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board of Directors if no Committee has been appointed. From time to time the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter administer the Plan.

                  C. Notwithstanding the provisions of paragraph 3.A., stock options may be granted to members of the Board of Directors; however, no stock option shall be granted to any person who is, at the time of the proposed grant, a member of the Board of Directors unless such grant has been approved by a majority vote of the other members of the Board of Directors. All grants of stock options to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Member of the Board of Directors who either (i) are eligible for stock options pursuant to the Plan or (ii) have been granted stock options may vote on any matters affecting the administration of the Plan or the grant of any stock options pursuant to the Plan, except that no such member shall act upon the granting to himself of stock options, but any such member may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which such action is taken with respect to the granting to him of stock options.

                  D. Notwithstanding any other provision of this paragraph 3, in the event the Company registers any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any grants of stock options to directors made at any time from the effective date of such registration until six months after the termination of such registration shall be made only by the Board of Directors; provided however, that if a majority of the Board of Directors is eligible to participate in the Plan or in any other stock option or other stock plan of the Company or any of its affiliates, or has been so eligible at any time within the preceding year, any grant of stock options to directors must be made by, or in accordance with the recommendation of, a committee consisting of three or more persons who may, but need not be, directors or employees of the Company appointed by the Board of Directors but having full authority to act in the matter, none of whom is eligible to participate in this Plan or any other stock option or other stock plan of the Company or any of its affiliates, or has been eligible at any time within the preceding year. The requirements imposed by the preceding sentence shall also apply with respect to grants to officers who are not also directors. Once appointed, the committee shall continue to serve until otherwise directed by the Board of Directors.

4.       Shares Available for the Plan.
         -----------------------------

         Subject to adjustments as provided in Section 12, the number of shares of Common Stock of the Company (hereinafter the "shares") which may be issued pursuant to the Plan is that number of shares which would, in the aggregate and if deemed outstanding, constitute 20% of the Company's then-outstanding shares of Common Stock, as determined at the time of granting stock options. Such shares may represent authorized but unissued shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan.

5.       Participation.
         -------------

         Participation in the Plan shall be limited to those officers, directors, key employees, consultants and affiliates of the Company and its subsidiaries selected by the Committee. Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time.

         Incentive or nonqualified stock options, or any combination thereof, may be granted to such persons and for such number of shares as the Committee shall determine (such individuals to whom grants are made being herein called "optionees"). A grant of any type made hereunder in any one year to an eligible employee shall neither guarantee nor preclude a further grant of that or any other type to such employee in that year or subsequent years.

         The maximum number of shares with respect to which incentive or nonqualified options, or any combination thereof, may be granted to any single individual in any one calendar year shall not exceed 500,000 shares.

6.       Incentive and Nonqualified Options.
         ----------------------------------

         The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

         (a) Price. The price per share deliverable upon the exercise of each Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted, as the Committee determines. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted.

         The price per share deliverable upon the exercise of each Nonqualified Stock Option shall not be less than the higher of (i) the net tangible assets per share of the Company as of the end of the fiscal year immediately preceding the date of such grant, or (ii) 80% of the Fair Market Value of the shares on the date the option is granted, as the Committee determines.

         (b) Cash Exercise. Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment shall be made in cash or, in the discretion of the Committee, in shares previously acquired by the participant or a combination of cash and shares of Common Stock. The Fair Market Value of shares of Common Stock tendered on exercise of options shall be determined on the date of exercise.

         (c) Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of exercise of the option, provided that within five business days of the delivery of such notice the funds to pay for exercise of the option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the shares underlying the option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the option to the aforesaid broker upon receipt by the Secretary of such notice and will deliver to such broker, within five business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of shares underlying the option that have been sold by such broker for the optionee.

         (d) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part in less than one year or, in the case of a Nonqualified Stock Option, more than ten years and one day from the date it is granted, or, in the case of an Incentive Stock Option, ten years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, in no event shall such option be exercisable, if required by the Code at the time of grant, more than five years from the date of the grant. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the Committee. The Committee may accelerate the time at which any option may be exercised in whole or in part. Unless otherwise provided herein, an optionee may exercise an option only if he or she is, and has continuously been since the date the option was granted, an employee of the Company or a subsidiary. Prior to the exercise of the option and delivery of the stock represented thereby, the optionee shall have no rights to any dividends or be entitled to any voting rights on any stock represented by outstanding options.

         (e) Limitations on Grants. If required by the Code at the time of grant of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the grant date) of shares for which such option is exercisable for the first time during any calendar year may not exceed US$100,000.

         (f) Termination of Employment; Change in Control. If a participant ceases to be an officer, employee, or director of the Company or any subsidiary due to death or Disability, each of the participant's options that was granted at least one year prior to death or Disability shall become fully vested and exercisable and shall remain so for a period of one year from the date of termination of employment, but in no event after its expiration date; and all options granted to such participant less than one year prior to death or Disability shall be forfeited.

                  If a participant ceases to be an officer, employee or director of the Company or any subsidiary upon the occurrence of his or her Retirement, each of his or her options granted at least one year prior to Retirement shall become fully vested and exercisable and shall remain so for a period of five years from the date of Retirement, but in no event after its expiration date, provided that the participant does not engage in Competition during that five-year period unless he receives written consent to do so from the Board. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Nonqualified Stock Options under the Plan if required to be so treated under the Code. All options granted to such participant less than one year prior to Retirement shall be forfeited.

                  If a participant ceases to be an officer or employee of the Company or any subsidiary due to Cause, all of his or her options shall be forfeited.

                  If a participant ceases to be an officer or employee of the Company or any subsidiary for any reason other than death, Disability, Retirement or Cause, each of his or her options that was exercisable on the date of termination shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after its expiration date; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board. All of the participant's options that were not exercisable on the date of such termination shall be forfeited.

                  Notwithstanding anything to the contrary herein, if a participant ceases to be an officer, employee or director of the Company or any subsidiary, for any reason other than Cause, the Committee at its sole discretion may accelerate the vesting of any option so that it will become fully vested and exercisable as of the date of such participant's termination of employment. If there is a Change in Control of the Company, there will be an automatic acceleration of the vesting of any outstanding option so that it will become fully vested and exercisable as of the date of the Change in Control.

7.       Withholding of Taxes.
         --------------------

         The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Committee, in its sole discretion, may permit participants to pay such taxes through the withholding of shares otherwise deliverable to such participant in connection with such grant or the delivery to the Company of shares otherwise acquired by the participant. The Fair Market Value of shares of Common Stock withheld by the Company or tendered to the Company for the satisfaction of tax withholding obligations under this section shall be determined on the date such shares are withheld or tendered. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes, provided that the Company shall not sell any such shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Exchange Act.

8.       Written Agreement.
         -----------------

         Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

9.       Transferability.
         ---------------

         No option granted under the Plan shall be transferable by an employee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. An option may be exercised only by the optionee or his guardian or legal representative; provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder.

10.      Listing and Registration.
         ------------------------

         If the Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any option is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

11.      Transfer of Employee.
         --------------------

         Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or by contract.

12.      Adjustments.
         -----------

         In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants made under the Plan, and in the exercise price of outstanding options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all options that were granted hereunder and that are outstanding on the date of such event shall be assumed by the surviving or continuing corporation.

13.      Termination and Modification of the Plan.
         ----------------------------------------

         The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that (i) no modification, suspension or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan, and (ii) no modification shall become effective without prior approval of the stockholders of the Company that would (a) increase (except as provided in Section 12) the maximum number of shares reserved for issuance under the Plan; (b) change the classes of employees eligible to be participants; or (iii) materially increase the benefits accruing to participants in the Plan.

         With the consent of the grantee affected thereby, the Committee may amend or modify the grant of any outstanding option in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which an option becomes exercisable. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

14.      Commencement Date; Termination Date.
         -----------------------------------

         The date of commencement of the Plan shall be March 31, 1995. Unless previously terminated, the Plan shall terminate at the close of business on March 31, 2005.

15.      Cash Awards.
         -----------

         The Committee may authorize cash awards to any participant receiving shares under the Plan in order to assist such participant in meeting his or her tax obligations with respect to such shares.

16.      Provisions Applicable Solely to Insiders.
         ----------------------------------------

         The following provisions shall apply only to persons who are subject to
         Section 16 of the Securities Exchange Act of 1934 with respect to securities of the Company ("Insiders"):

         (a) No Insider shall be permitted to transfer any securities of the Company acquired by him, except to the extent permitted by 17 C.F.R. ss.240.16a-2(d)(1), upon the exercise of any Incentive Stock Option or Nonqualified Stock Option, until at least six months and one day after the later of (i) the day on which such security is granted to the participant or (ii) the day on which the exercise or conversion price of such security is fixed.

         (b) An Insider may elect to have shares withheld from a grant made under the Plan or tender shares to the Company in order to satisfy the tax withholding consequences of a grant made under the Plan, only during the period beginning on the third business day following the date on which the Company releases the financial information specified in 17 C.F.R. ss.240.16b-3(e)(1)(ii) and ending on the twelfth business day following such date.

         (c) Notwithstanding Section 19 (b)(ii) hereof, an Insider may elect to have shares withheld from a grant made under the Plan in order to satisfy tax withholding consequences thereof by providing the Company with a written election to so withhold at least six months in advance of the withholding of shares otherwise issuable upon exercise of an option.

         The China Resources Development, Inc., 1995 Stock Option Plan was amended and restated pursuant to (i) a resolution of the Board of Directors of the corporation unanimously adopted at a special meeting of the Board held on November 29, 1996, and (ii) a vote by the shareholders of the corporation holding at least a majority of each class of stock outstanding and entitled to vote, at the annual meeting of shareholders held on December 30, 1996.

                            PROXY FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                                October 12, 2000

                           This Proxy is Solicited on
                        Behalf of the Board of Directors

                  The undersigned hereby appoints Ching Lung Po and Li Fei Lie, or either of them acting singly in the absence of the other, as attorneys and as proxies, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of China Resources Development, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 12, 2000, at 2:30 p.m., local time, at the offices of the Company at 5020 Binhe Road, Fu Tian District, Shenzhen Province, People's Republic of China, and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting. Said proxy is directed to vote as instructed on the matters set forth below and otherwise at his discretion. Receipt of a copy of the Notice of said meeting and Proxy Statement is hereby acknowledged.


                  1. PROPOSAL TO RATIFY THE ISSUANCE of 244,897 shares of the Company's Common Stock, par value $0.001. (The Board of Directors recommends a vote FOR)

               [ ] FOR              [ ] AGAINST            [ ] ABSTAIN


                  2. PROPOSAL TO AMEND the Amended and Restated 1995 Stock Option Plan to modify the pricing procedure for the exercise of nonqualified stock options and to eliminate the requirement of shareholder approval for any modification of the Plan that would materially increase the benefits accruing to participants in the Plan. (The Board of Directors recommends a vote FOR)

               [ ] FOR              [ ] AGAINST            [ ] ABSTAIN


                  3. ELECTION OF NOMINEES FOR DIRECTORS in Class I. SHAREHOLDERS MAY WITHHOLD THEIR VOTE FOR ANY NOMINEES BY STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES:

                 Tam Cheuk Ho   and    Wong Wah Oh

       [ ] FOR                           [ ] WITHHOLD AUTHORITY
           all nominees listed               to vote for all nominees listed


                  4. PROPOSAL TO RATIFY THE SELECTION of Ernst & Young, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 2000. (The Board of Directors recommends a vote
FOR)

               [ ] FOR              [ ] AGAINST            [ ] ABSTAIN


                  5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

               [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

Number of Shares:                   Name of Owner:
of Common Stock   -----------------               ------------------------------
                                                        (Please type or print)

                                   Signature:
                                              ----------------------------------


                                   Title or Capacity:
                                   (if applicable)    --------------------------
                                                         (Please type or print)


                                   Date:
                                        ----------------------------------------




                                    Name of Owner:
                                                  ------------------------------
                                                        (Please type or print)

                                   Signature:
                                              ----------------------------------


                                   Title or Capacity:
                                   (if applicable)    --------------------------
                                                         (Please type or print)


                                   Date:
                                        ----------------------------------------


This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 through 5. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE